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                                   EXHIBIT 21

                       SUBSIDIARIES OF ENERGEN CORPORATION


                             Alabama Gas Corporation
                          Energen Resources Corporation
                          Energen Resources TEAM, Inc.
                            American Heat Tech, Inc.
                              Basin Pipeline Corp.
                               EGN Services, Inc.
                                Midtown NGV, Inc.